UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2009
TRIDENT MICROSYSTEMS, INC.
(Exact name of registrant as specified in its charter)
0-20784
(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	77-0156584 (I.R.S. Employer Identification No.)
3408 Garrett Drive
Santa Clara, California 95054-2803
(Address of principal executive offices, with zip code)
(408) 764-8808
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On March 31, 2009, Trident Microsystems, Inc., a Delaware corporation (the “Company”), and its wholly-owned subsidiary, Trident Microsystems (Far East) Ltd., a corporation organized under the laws of the Cayman Islands (“TMFE”), entered into a Purchase Agreement (the “Purchase Agreement”) with Micronas Semiconductor Holding AG, a Swiss corporation (“Micronas”) pursuant to which TMFE will acquire selected assets of the frame rate converter, demodulator and audio product lines of Micronas’ Consumer Division (the “Purchase”). The Purchase Agreement and the transactions contemplated therein have been approved by the boards of directors of the Company, TMFE and Micronas.
     Subject to the terms and conditions of the Purchase Agreement, the consideration payable to Micronas at the closing of the purchase (the “Closing”) will consist of 7.0 million shares of the Company’s common stock, and warrants to acquire up to 3.0 million additional shares of the Company’s common stock. One million warrants will vest on each of the second, third and fourth anniversaries of the Closing, with exercise prices of $4.00 per share, $4.25 per share and $4.50 per share, respectively. If not yet exercised, the warrants will expire on the fifth anniversary of the Closing.
     Consummation of the Purchase is subject to several closing conditions, including the completion of the transfer of the assets and acquired Micronas subsidiaries, receipt of antitrust approvals or the expiration of applicable waiting periods in certain jurisdictions as identified in the Purchase Agreement, the receipt of any other required governmental permits or authorizations, and the absence of a material adverse change in the businesses of Micronas or the Company, as defined in the Purchase Agreement. The Purchase Agreement contains certain covenants on each party regarding actions to be taken prior to Closing, and includes rights for both parties to terminate the Purchase Agreement upon the occurrence of conditions set forth in the Purchase Agreement.
     In connection with the Purchase Agreement, at the Closing, the Company is expected to enter into a Stockholder Agreement with Micronas that provides certain limitations on the ability of Micronas to acquire additional shares of Company common stock, requires Micronas to vote its shares in accordance with certain recommendations of the disinterested members of the Company’s board of directors, limits Micronas’ ability to take certain other actions, and provides Micronas with certain registration rights on the shares to be issued to it at Closing. TMFE is also expected to enter into a Cross License at the Closing, under which Micronas will grant TMFE and its affiliates a royalty-free, perpetual, irrevocable, fully assignable and transferable worldwide license to certain Micronas patents and TMFE and its affiliates will grant a royalty-free, perpetual, irrevocable, non-exclusive, fully assignable and transferable worldwide license to Micronas to patents that it acquires under the Purchase Agreement. The license granted by Micronas is exclusive for three years, with certain carve-outs. At the Closing, the parties are also expected to enter into a services agreement setting forth the various transition services to be provided by Micronas to the Company and TMFE for a period of time following the Closing.
     The foregoing description of the Purchase Agreement does not purport to be complete and is qualified by reference to the Purchase Agreement, which is attached to this report as Exhibit 2.1. A copy of the press release announcing the transaction is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

2.1	Purchase Agreement dated as of March 31, 2009. *

99.1	Press release dated March 31, 2009.

*	Pursuant to Item 601(b)(2) schedules and attachments have been omitted but will be provided to the Commission upon request.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 1, 2009

TRIDENT MICROSYSTEMS, INC.
/s/ David L. Teichmann
David L. Teichmann
Senior Vice President, General Counsel & Corporate Secretary

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